Exhibit 5.1

October 31, 2006

QuadraMed Corporation

12110 Sunset Hills Road, Suite 600

Reston, VA 20190

Re: QuadraMed Corporation – Amendment No. 8 to Registration Statement on Form S-1 on Form S-3

Ladies and Gentlemen:

We have acted as counsel to QuadraMed Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company, on October 31, 2006, of Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 on Form S-3 (File No. 333-112040) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the public offering of up to an aggregate of 9,198,636 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”). All of the Shares are owned by stockholders of the Company (the “Selling Stockholders”). The Shares consist of 6,431,583 outstanding shares of Common Stock (the “Outstanding Shares”) and 2,767,053 shares (the “Warrant Shares”) of the Company’s Common Stock issuable upon the exercise of warrants (“Warrants”). The Warrants were issued under a Warrant Agreement (the “Warrant Agreement”) dated as of April 17, 2003 by and between the Company and The Bank of New York, as warrant agent. This opinion letter is furnished to you at your request in connection with the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R., ss. 229.601(b)(5), under the Act.

We have examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, certificates, agreements, and documents of the Company, and have made such investigation of law and have discussed with officers and representatives of the Company as to certain factual matters, as we have deemed necessary or appropriate for the purpose of this opinion. Insofar as it relates to the Outstanding Shares being fully paid, our opinion below is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Outstanding Shares. In giving the opinions set forth herein, we have assumed that, prior to the issuance of any of the Shares, the Company will have a sufficient number of shares of authorized but unissued Common Stock. We have also assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed or relied on by us had full legal capacity at the time of such execution and (v) all public records reviewed by us or on our behalf are accurate and complete.

QuadraMed Corporation

October 31, 2006

Based on that examination and subject to the assumptions and qualifications set forth herein, it is our opinion that the Shares have been duly authorized, that the Outstanding Shares are validly issued, fully paid and nonassessable and that the Warrant Shares, when issued and paid for in accordance with the provisions of the Warrant Agreement and the Warrants, will be validly issued, fully paid and nonassessable. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Members of this Firm are admitted to the bar in the District of Columbia. We express no opinion as to the laws of any state or jurisdiction other than, and our opinion herein is limited to, the General Corporation Law of the State of Delaware (including the statutory provisions thereof and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as applied by the courts located in Delaware, and the federal laws of the United States of America to the extent specifically referred to herein. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading of “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

This opinion is rendered solely for your benefit in connection with the transactions described above upon the understanding that we are not hereby assuming any professional responsibility to any other person. Except as provided in the preceding paragraph, this opinion may not be relied upon by any other person and this opinion may not be used, disclosed, quoted, filed with a governmental agency or otherwise referred to without our express prior written consent. The opinions expressed in this letter are limited to the matters expressly set forth herein, and no other opinions should be inferred beyond the matters expressly stated herein.

Very truly yours,

/s/ Crowell & Moring LLP

Crowell & Moring LLP